Exhibit 99.2

NEWS RELEASE

Contacts:	Cory M. Olson Senior Vice President and Treasurer (214) 303-3645

DEAN FOODS COMPANY INCREASES
SHARE REPURCHASE AUTHORIZATION BY $200 MILLION

     DALLAS, September 7, 2004 – Dean Foods Company (NYSE:DF) announced today that its Board of Directors has increased the company’s open market share repurchase program for the company’s common stock by $200 million. The Company repurchased a total of $78.6 million in stock in the third quarter. With the increase announced today, there is a total of $231 million available under its share repurchase authorization.

     Pursuant to the program, the company may, from time to time, purchase shares of its common stock, subject to compliance with applicable law.

Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with an extensive refrigerated direct-store-delivery network. Through its White Wave and Horizon Organic subsidiaries, Dean Foods Company is also the nation’s leading manufacturer of soymilk, organic milk and other branded organic foods. The company’s Specialty Foods Group is a leading manufacturer of pickles and other specialty food products. Dean Foods Company and its subsidiaries operate approximately 120 plants in 36 U.S. states, Spain and the United Kingdom, and employ approximately 29,000 people.

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